Exhibit 99.1

SGH Announces $200 Million Strategic Investment from SK Telecom to

Advance End-to-End AI Infrastructure Solutions

NEW YORK – July 15, 2024 – SMART Global Holdings, Inc. (“SGH”) (NASDAQ: SGH), a leading designer and developer of high-performance, high-availability enterprise solutions, today announced that SK Telecom (“SKT”) (NYSE: SKM), an affiliate of SK Group, is making a $200 million preferred equity investment in SGH. SGH plans to use the capital from SKT’s investment to enhance SGH’s capabilities and add to the Company’s financial flexibility as SGH further expands the scope and scale of its Penguin Solutions branded end-to-end AI factory offerings.

SKT and SGH also intend to leverage their complementary capabilities to enhance customer offerings in the development of differentiated global end-to-end AI factory and data center solutions and services, advanced memory market products and services, and NPU-based AI edge servers.

“We are thrilled to have SKT as a strategic investor,” said Mark Adams, CEO of SGH. “Today’s announcement is a testament to Penguin Solutions’ capabilities in the deployment of AI factories at scale through our systems, software, and managed services suite of solutions. We look forward to executing on strategic collaboration opportunities with the SKT team and believe they will create value for our respective stakeholders.”

Ryu Young-sang, CEO of SKT added, “SGH and Penguin Solutions have a proven methodology to deploy their AI infrastructure solutions at some of the most innovative and demanding large-scale enterprise customers in the world. We believe that this collaboration leveraging SKT’s vast technology portfolio with Penguin’s AI data center solutions would enhance the reach and capabilities of both companies and position them to continue innovating in their fields.”

Penguin Solutions has demonstrated its premier technology position through the development and deployment of innovative AI-driven technologies, such as high-performance and high-availability systems design, fluid-based immersion cooling, “zero fail” memory solutions, end-to-end managed services offerings, and its AI cluster management software suite. Penguin Solutions presently has over 75,000 GPUs under management, among the most in the world.

SKT’s current AI-related investments and partnerships include Anthropic, Lambda, and Perplexity. Along with these investments, a partnership and investment with SGH will advance SKT’s goals in the AI value chain across these three pillars: AI semiconductor, AI infrastructure and AI services.

Terms of the Preferred Equity Investment

SKT will invest $200 million in SGH by acquiring 200,000 preferred shares. The 200,000 preferred shares are convertible into ordinary shares of SGH at a conversion price of $32.81 per preferred share, subject to adjustment upon the occurrence of certain events. The initial conversion rate is based on a 30% premium to the volume-weighted average closing price of SGH ordinary shares over the 15-day period ending on July 12, 2024. The preferred shares are entitled to a 6% annual dividend, payable in-kind or in cash, at SGH’s option. SGH also has certain redemption rights with respect to the preferred shares.

Consummation of this investment is subject to satisfaction of customary closing conditions. SGH currently expects the investment to close by the end of 2024.

Additional information regarding the investment may be found in the Current Report on Form 8-K filed by SGH today.

Advisors

Centerview Partners is acting as exclusive financial advisor to SGH. Latham & Watkins is acting as legal advisor to SGH. Baker McKenzie is acting as legal advisor to SKT.

About SKT

SKT has been leading the growth of the mobile industry since 1984. Now, it is taking customer experience to new heights by extending beyond connectivity. By placing AI at the core of its business, SKT is rapidly transforming into an AI company with a strong global presence. It is focusing on driving innovations in areas of AI Infrastructure, AI Transformation (AIX) and AI Service to deliver greater value for industry, society, and life.

About SGH

At SGH, we design, build, deploy and manage high-performance, high-availability enterprise solutions that help our customers solve for the future. Across our computing, memory, and LED lines of business, we focus on serving our customers by providing deep technical knowledge and expertise, custom design engineering, build-to-order flexibility and a commitment to best-in-class quality.

Use of Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. These statements include, but are not limited to, statements concerning the anticipated partnership and collaboration between SGH and SKT and the expected benefits of such partnership and collaboration, SGH’s and SKT’s ability to create value for their respective stakeholders, SGH’s anticipated use of proceeds from the SKT investment, and the expected timing for closing of the SKT investment. Forward-looking statements often use words such as “anticipate,” “target,” “expect,” “estimate,” “intend,” “plan,” “believe,” “could,” “will,” “may” and other words of similar meaning. These forward-looking statements are based on current expectations and preliminary assumptions that are subject to factors and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside SGH’s control, including, among others, failure to realize opportunities relating to SGH’s growth and stakeholder value, and the satisfaction of closing conditions related to the investment and certain required regulatory approvals, including CFIUS, and other factors and risks detailed in SGH’s filings with the U.S. Securities and Exchange Commission (which include SGH’s most recent Annual Report on Form 10-K), including SGH’s future filings. Such factors and risks as outlined above and in such filings do not constitute all factors and risks that could cause actual results of SGH to be materially different from SGH’s forward-looking statements. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements. These forward-looking statements are made as of the date of this press release, and SGH does not intend, and has no obligation, to update or revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Penguin Solutions is a trademark or registered trademark of Penguin Computing, Inc. All other trademarks are the property of their respective owners.

Investor Contact	PR Contact
Suzanne Schmidt	Maureen O’Leary
Investor Relations	Director, Communications
+1-510-360-8596	+1-602-330-6846
ir@sghcorp.com	pr@sghcorp.com